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                                                                   EXHIBIT 10.30


                FIRST AMENDMENT TO AND EXTENSION OF OFFICE LEASE

         This First Amendment to and Extension of Office Lease ("Amendment") is dated for reference purposes as of October 1, 1995. This Amendment amends that certain Office Lease ("Lease") dated as of December 1989 between RAYMOND BUSINESS CENTER, a California limited partnership, as Landlord, and Falcon Holding Group, L.P., as successor in interest to Falcon Holding Group, Inc., a California corporation, as Tenant, with reference to the following facts:

                                    RECITALS

         A. The initial term of the Lease expired on September 30, 1995. Although Tenant did not exercise its option to renew the Lease, both Landlord and Tenant wish to extend the term of the Lease at an agreed upon rental.

         B. During the initial term of the Lease, Tenant leased certain storage space from Landlord, and used additional parking, pursuant to an unsigned written agreement evidenced by a draft lease amendment and a memorandum dated April 26, 1994, from Jim Ashjian to Scott Teague. The parties wish to defer the $13,860.00 additional rent called for in such unsigned amendment and to provide for the rental of such storage space during the extended lease term.

         C. Landlord and Tenant wish to make certain other modifications to the Lease as set forth below.

                                    AGREEMENT

         Now, therefore, in consideration of the mutual promises, covenants, and conditions herein contained, the Parties hereto agree that the Lease is amended as follows:

         1. Definitions. The capitalized definitions used herein shall have the same meaning as contained in the Lease unless expressly stated herein to the contrary.

         2. Extended Term. Article II of the Lease shall be deleted in its entirety and replaced with the following:

                "Landlord leases to Tenant, and Tenant leases and accepts from Landlord, the PREMISES for an additional term of ten (10) years and no months, commencing on October 1, 1995, and ending on September 30, 2005 (the "Extended Term"). The RENT COMMENCEMENT DATE will be October 1, 1995. Tenant shall have the option to extend the term of this Lease after the expiration of the Extended Term for one (1) additional five year period, to commence upon the expiration of the Extended Term, upon nine (9) months' prior written notice of its intention to exercise such option. At the commencement of such additional


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term, if any, the Basic Monthly Rent shall equal the greater of the last Basic
Monthly Rent for the month immediately preceding the commencement of the additional term, or ninety-five percent (95%) of the FAIR MARKET RENTAL RATE as defined in Section 22.11."

         3. Rent. Section 3.02 of the Lease shall be deleted and replaced with the following:

                "3.02 RENTS. Tenant shall pay to Landlord the following RENTS for the PREMISES.

                       A. BASIC RENT. The Basic Monthly Rent for the PREMISES for the first five (5) years of the Extended Term shall be twenty-eight Thousand Six Hundred fifty-six Dollars ($28,656.00), due and payable on the first day of each calendar month. The Basic Monthly Rent for the period commencing October 1, 2000 and ending September 30, 2005 shall be equal to (I) ninety-five percent (95%) of the "face" or "stated" rental rate (including any escalation thereof if escalation's are contained in such "Comparable Deals," as that term is defined below), at which tenants, as of the commencement of such period are leasing non-sub-lease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in first-class office buildings in Pasadena, California, comparable in age, location, services and amenities (the "Comparable Deals").

                       B.   VARIABLE RENT.  Tenant's PERCENTAGE SHARE is 53%.
An amount equal to 53% of all OPERATING COSTS incurred by Landlord in connection with its ownership, maintenance, and operation of the BUILDING computed on a periodic basis, as set forth in Article 3.03 B, shall be due and payable in equal monthly installments on the first day of each calendar month. With respect to parking fees incurred by Landlord in connection with engaging a parking service to operate the outside parking facilities for the PROJECT, Tenant's PERCENTAGE SHARE is 50%. An amount equal to 50% of such parking expenses shall be computed on a periodic basis, as set forth in Article 3.03 B, shall be due and payable in equal monthly installments on the first day of each calendar month.

                       C. ADDITIONAL RENT. Any other amount which Tenant becomes obligated to pay to Landlord pursuant to the terms and conditions of this LEASE, which amount shall be due and payable within five (5) business days of receipt by Tenant of a NOTICE from Landlord enclosing an invoice for such amount."

         4. Computation of Rents. Subsection A of Section 3.03 of the Lease shall be deleted. The first sentence of Subsection B of Section 3.03 of the Lease shall be deleted and replaced with the following:

                "Throughout the Extended Term, Tenant shall pay its PERCENTAGE SHARE of 53% of all annual OPERATING COSTS in excess of the average OPERATING COSTS for the calendar years 1991-1995, excluding therefrom, the water proofing expenses incurred in 1995 in the amount of $11,269.00 and the parking fees incurred in 1995 in the amount of $25,223.00 in



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connection with engaging a parking service to operate the outside parking facility located in the PROJECT."

         5. Lease of Storage Space. Subject to Landlord's right of recapture as set forth herein, Landlord leases to Tenant, and Tenant leases and accepts from Landlord, the Storage Space described in Exhibit A and consisting of approximately 4700 RENTABLE SQUARE FEET in the BUILDING and PROJECT ("Storage Space").

         6. Rent for Storage Space. In addition to the Basic Monthly Rent and Variable Rent set forth above, Tenant shall pay to Landlord monthly during the Extended Term $.50 per RENTABLE SQUARE FOOT, or $2,350.00 per month based upon the assumption that the Storage Space contains 4,700 RENTABLE SQUARE FEET. Tenant acknowledges that Landlord has agreed to rent such Storage Space computed on the basis of $.50 per RENTABLE SQUARE FOOT based on the assumption that Tenant will provide certain TENANT IMPROVEMENTS to the Storage Space as provided in paragraph 7 below.

         7. Conversion of Storage Space to Office Space. Should Tenant, prior to the expiration of the Extended Term, elect to convert all or a portion of the Storage Space from storage space to office space, Landlord will pay the fair market Tenant Improvement costs associated with such conversion consistent with similar commercial lease space in the same area of Pasadena. The quality of the TENANT IMPROVEMENTS for the Storage Space shall be substantially consistent with the quality of the TENANT IMPROVEMENTS for the PREMISES. In the event Tenant fails to convert at least 2,200 square feet of the Storage Space to office space during the first two (2) years of the Extended Term, Tenant shall pay to Landlord at the end of such two (2) year period an amount calculated by multiplying $13,860.00 by a fraction, the denominator of which shall be 2,200 and the numerator of which shall be (2200-X) where X equals the amount of space so converted (the "Non-Conversion Penalty"). For example, if Tenant converts 1,500 square feet of space, the Non-Conversion Penalty payable to Landlord would be $4,410.00 computed as follows:

                                         (2,200-1,500)
                  $13,860.00      x      -------------      =       $4,410.00
                                             2,200

                In the event Landlord exercises its right to recapture space as provided below, and the remaining Storage Space is less than 2,200 square feet, then the formula set forth above shall be modified accordingly such that the Non-Conversion Penalty shall be calculated by multiplying $13,860.00 by a fraction, the denominator of which shall be Y and the numerator of which shall be (Y-X), where X equals the amount of space converted and Y equals the number of square feet remaining in the Storage Space.

                If Tenant converts any portion of the Storage Space to office space, the rental for such converted space shall be increased to $1.95 per square foot as of the date construction is substantially completed and Tenant has occupied such space for use as office space.






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         8.     Right of Recapture. Landlord shall have the right, at any time upon sixty (60) days' notice, to recapture up to 2,500 square feet of the Storage Space, or, upon seventy-five (75) days' notice, to recapture up to a total of 3,000 square feet of the Storage Space. If Landlord exercises such right of recapture, the Storage Space shall be reconfigured in such a manner as to insure that Tenant has reasonable access to the Storage Space.

         9. Parking. Paragraph 21.01, TENANT'S PARKING, is amended to read as follows:

                "Tenant shall have the right use the BUILDING's parking facility for reserved or assigned underground parking for up to forty (40) automobiles (30 single and 10 tandem spaces) at the rate of $1,385.00 per month (the "Parking Fee"). In addition to the foregoing, Tenant shall have the right to use the surface lot adjacent to the BUILDING for the parking of up to twenty-eight (28) automobiles in designated parking spaces only. Tenant's right to use the parking facility shall be in conjunction with the other tenants of the BUILDING. Tenant agrees to be bound by the rules and regulations governing the parking facility, subject to availability and to the rules and regulations governing visitors parking from time to time adopted by Landlord.

         10. Operating Costs. The following sentence shall be added immediately after Article XXII Paragraph B 11:

                "12.   In no event shall OPERATING EXPENSES include parking fees
incurred in connection with engaging a parking service to operate the outside parking facility located in the PROJECT."

         11. Lease. Except as expressly modified herein, the terms and conditions of the Lease shall remain in full force and effect.

TENANT                                          LANDLORD

FALCON HOLDING GROUP, L.P.,                RAYMOND BUSINESS CENTER,
a California Limited Partnership                a California Limited Partnership

By: ____________________________                By:  220 N. Lake, Inc.,
    its General Partner                              its General Partner

By: ____________________________                By:_____________________________
    ______________, its_________                   ______________, its__________




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